UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. )*



                                    EBIX INC
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                                (Name of Issuer)

                           Common Stock $.10 par value
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                         (Title of Class of Securities)

                                    278715107
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                                 (CUSIP Number)

                                  3 April 2009
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)
|X|   Rule 13d-1(c)
|_|   Rule 13d-1(d)

CUSIP No. 278715107

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1           NAMES OF REPORTING PERSONS

            Brit Insurance Holdings PLC
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2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|

                                                                    (b) |_|
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3           SEC USE ONLY

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4           CITIZENSHIP OR PLACE OF ORGANIZATION

            UK
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                    5         SOLE VOTING POWER

 NUMBER OF SHARES             673,789
   BENEFICIALLY     ------------------------------------------------------------
  OWNED BY EACH     6         SHARED VOTING POWER
 REPORTING PERSON
       WITH                   0
                    ------------------------------------------------------------
                    7         SOLE DISPOSITIVE POWER

                              673,789
                    ------------------------------------------------------------
                    8         SHARED DISPOSITIVE POWER

                              0
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9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            673,789
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10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES* |_|

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11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            6.75%
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12          TYPE OF REPORTING PERSON

            CO/HC
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

ITEM 1.

  (a)  Name of Issuer
       EBIX INC

  (b)  Address of Issuer's Principal Executive Offices
       5 Concourse Parkway, Suite 3200
       Atlanta, Georgia, 30328

ITEM 2

  (a)  Name of Person Filing
       Brit Insurance Holdings PLC

  (b) Address of Principal Business Office or, if none, Residence 55 Bishopsgate, London EC2N 3AS, UK

  (c)  Citizenship
       UK

  (d)  Title of Class of Securities
       Common Stock $.10 par value

  (e)  CUSIP Number 278715107


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO S.240.13D-L(B) OR
240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: Not applicable

  (a)  |_|  Broker or dealer registered under section 15 of the Act
            (15 U.S.C. 78o).

  (b)  |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

  (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

  (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

  (e)  |_|  An investment adviser in accordance with S.240.l3d-l(b)(1)(ii)(E);

  (f) |_| An employee benefit plan or endowment fund in accordance with S.240.l3d- l(b)(1)(ii)(F);

  (g) |_| A parent holding company or control person in accordance with S.240.l3d-l (b)(1)(ii)(G);

  (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

  (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

  (j)  |_|  Group, in accordance with S.240.13d-l(b)(1)(ii)(J).


ITEM 4. OWNERSHIP.

There has been no change in beneficial ownership of Brit Insurance Holdings PLC. This Schedule 13G is filed only to reflect a change in the passive investor status of Brit Insurance Holdings PLC.

(a)  Amount beneficially owned: 673,789

(b) Percent of class: 6.75 as at 2 April 2009. Based on 9,981,000 outstanding Common Stock $.10 par value as of 2 April 2009.

(c)  Number of shares as to which the person has:

     (i)   Sole power to vote or to direct the vote 673,789.

     (ii)  Shared power to vote or to direct the vote 0.

     (iii) Sole power to dispose or to direct the disposition of 673,789.

     (iv)  Shared power to dispose or to direct the disposition of 0.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     Not applicable.


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable.


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not applicable.


ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           3 April 2009
-------------------------------------          ---------------------------------
               Date                                        Signature

                                                         Matthew Scales
                                                        Finance Director
                                               ---------------------------------
                                                           Name/Title